Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

eLong, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-126381) on Form S-8 of eLong, Inc. of our reports dated June 24, 2008, with respect to the consolidated balance sheets of eLong, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 20-F of eLong, Inc. Our report on the consolidated financial statements refers to (i) a change in the method of accounting for employee based arrangements as required by Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”, effective January 1, 2006; and (ii) a change in presentation of business tax and surcharges as permitted by Emerging Issues Task Force Issue No.06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That is, Gross versus Net Presentation)”.

/s/ KPMG
Hong Kong, China
June 27, 2008